Exhibit 4.E
$2,000,000,000
AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
December 5, 2006
among
Johnson Controls, Inc.,
as Borrower and Guarantor,
The Eligible Subsidiaries Referred to Herein,
as Borrowers,
The Lenders Parties Hereto
and
JPMorgan Chase Bank, N.A.,
as Administrative Agent

J.P. Morgan Securities Inc.,
Sole Lead Arranger and Bookrunner
Bank of America, N.A.
Barclays Bank PLC
and
Citibank, N.A.,
Co-Syndication Agents

		Page
Section 11.09.	Counterparts; Integration	61
Section 11.10.	Waiver of Jury Trial	61
Section 11.11.	Confidentiality	61

v

COMMITMENT SCHEDULE PRICING SCHEDULE SCHEDULE I

EXHIBIT A -	Form of Note
EXHIBIT B -	Opinion of General Counsel of the Company
EXHIBIT C -	Opinion of Special Counsel of the Administrative Agent
EXHIBIT D -	Form of Election to Participate
EXHIBIT E -	Form of Election to Terminate
EXHIBIT F -	Opinion of Counsel of the Borrower (Borrowings by Eligible Subsidiaries)
EXHIBIT G -	Assignment and Assumption Agreement
EXHIBIT H -	Mandatory Costs Rate
EXHIBIT I -	Extension Agreement
 vi

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 5, 2006 among JOHNSON CONTROLS, INC., the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS from time to time parties hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
     WHEREAS, [certain of] the parties hereto have heretofore entered into a Five-Year Credit Agreement dated as of October 5, 2005 (the “Existing Agreement”);
     WHEREAS, at the date hereof, there are no Loans outstanding under the Existing Agreement; and
     WHEREAS, the parties hereto desire to amend the Existing Agreement as set forth herein and to restate the Existing Agreement in its entirety to read as set forth below;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Additional Lender” has the meaning set forth in Section 2.20(b).
     “Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as agent for the Lenders hereunder, and its successors in such capacity.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.
     “Agreement” means the Existing Agreement, as amended by this Amended Agreement, and as the same may be further amended from time to time after the date hereof.
     “Amended Agreement” means this Amended and Restated Credit Agreement dated as of December 5, 2006.
     “Alternative Currency” means Euro or Sterling.
I-1

     “Alternative Currency Loan” means a Loan that is made in an Alternative Currency pursuant to the applicable Notice of Borrowing.
     “Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.
     “Assignee” has the meaning set forth in Section 11.06(c).
     “Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.
     “Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.
     “Borrowing” has the meaning set forth in Section 1.03.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Issuing Lender, as collateral for the applicable outstanding Letter of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lender in an amount equal to 105% of the face amount of such Letter of Credit. Each Borrower hereby grants to the Issuing Lender, for the benefit of the Issuing Lender and the Lenders, a security interest in all of its right, title and interest (if any) in such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing (to the extent available) deposit accounts at the Issuing Lender.
     “Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.20 and (iii)

with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09, 2.20 or 11.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Company” means Johnson Controls, Inc., a Wisconsin corporation (“JCI”), and its successors provided that upon consummation of a Holding Company Reorganization in compliance with Section 5.09, the Holding Company shall thereafter be the Company for purposes hereof, except that any reference made to the Company as of a specific date prior to any such Holding Company Reorganization shall continue to refer to JCI.
     “Company’s 2005 Form 10-K” means the Company’s annual report on Form 10-K for 2005, as amended, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
     “Conduit” means a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.
     “Conduit Designation” has the meaning set forth in Section 11.06(f).
     “Consolidated Stockholders’ Equity” means at any date the stockholders’ or members’ equity of the Company and its Consolidated Subsidiaries determined on a consolidated basis as of such date in accordance with GAAP; provided that, for purposes hereof, the consolidated stockholders’ or members’ equity of the Company and its Consolidated Subsidiaries shall be calculated without giving effect to (i) the application of Financial Accounting Standards Board Statement No. 106 or (ii) the cumulative foreign currency translation adjustment.
     “Consolidated Subsidiary” shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.
     “Co-Syndication Agents” means Bank of America, N.A., Barclays Bank plc and Citibank, N.A. in their respective capacities as Co-Syndication Agents in connection with the credit facility provided hereunder.

     “Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate Dollar Amount of its Loans at such time plus the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.
     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all Debt (as defined in one of the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (v), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (vi) all Debt of others Guaranteed by such Person (each such Guarantee to constitute Debt in an amount equal to the lesser of (A) the stated maximum amount of such Guarantee, if any, or (B) the amount of such other Person’s Debt Guaranteed thereby); provided that Debt shall not include obligations in respect of letters of credit to secure the performance of bids, trade contracts (other than for Debt), operating leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and letters of credit issued in connection with the Company’s self-insurance programs for workman’s compensation, product liability and general liability.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Dollar Amount” means, at any time:
     (i) with respect to any Dollar-Denominated Loan, the principal amount thereof then outstanding;
     (ii) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.16(a); and
     (iii) with respect to any Letter of Credit Liabilities, (A) if denominated in Dollars, the amount thereof and (B) if denominated in an

Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.16(b).
     “Dollar-Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.
     “Dollars” and the sign “$” mean lawful currency of the United States.
     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
     “Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.
     “Effective Date” means the date on which this Amended Agreement becomes effective pursuant to Section 3.01.
     “Election to Participate” means an Election to Participate substantially in the form of Exhibit D hereto.
     “Election to Terminate” means an Election to Terminate substantially in the form of Exhibit E hereto.
     “Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary of the Company as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Administrative Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
     “ERISA Group” means the Company, any Consolidated Subsidiary and all members of a controlled group of corporations or other entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Consolidated Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Euro” means the single currency of the Participating Member States.
     “Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency Borrowing or Alternative Currency Loan, in which case such day shall only be a Euro-Currency Business Day if (i) commercial banks are open for international business (including dealings in deposits in such Alternative Currency) in London and (ii) if such Alternative Currency is Euro, the Trans-European Automated Real-time Gross settlement Express Transfer (or “TARGET”) payment system is open for the settlement of payment in Euro.
     “Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.
     “Euro-Currency Loan” means either a Euro-Dollar Loan or an Alternative Currency Loan.
     “Euro-Currency Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
     “Euro-Currency Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.

     “Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).
     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
     “Euro-Dollar Loan” means a Dollar-Denominated Loan that bears interest at a Euro-Currency Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Existing Agreement” means the $1,600,000,000 Five-Year Credit Agreement dated as of October 5, 2005 among the Company, the Eligible Subsidiaries referred to therein, the banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
     “Facility Fee Rate” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time.

     “Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Loans which are Euro-Currency Loans in the same currency to the same Borrower having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Holding Company” means a corporation or other legal entity organized under the laws of a State of the United States which becomes the direct or indirect owner of equity interests of the Company and its Subsidiaries pursuant to a Holding Company Reorganization.
     “Holding Company Reorganization” means a transaction or series of transactions pursuant to which the Company becomes a direct or indirect wholly-owned subsidiary of the Holding Company.
     “Increased Commitments” has the meaning set forth in Section 2.20(a).
     “Indemnitee” has the meaning set forth in Section 11.03(b).
     “Interest Period” means, with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter (or such other period of time as may at the time be mutually agreed by the Borrower and the Lenders), as the Borrower may elect in such notice; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day; and
     (b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and
     (c) any Interest Period applicable to any Loan of any Lender which would otherwise end after the Termination Date for such Lender shall end on the Termination Date for such Lender.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Issuing Lender” means JPMorgan Chase Bank, N.A. and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in its capacity as issuer of a Letter of Credit hereunder. Unless the contest otherwise requires, any reference herein to a “Lender” includes each Issuing Lender.
     “LC Termination Date” means, at any time, the fifth Business Day prior to the earliest Termination Date then in effect as to any Lender.
     “Lender” means each Person listed in the Commitment Schedule, each Additional Lender or Assignee which becomes a Lender pursuant to Section 2.20 or 11.06(c), and their respective successors.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor. As used in this definition, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” has a meaning correlative thereto).
     “Letter of Credit” means a letter of credit to be issued hereunder by the Issuing Lender in accordance with Section 2.19.
     “Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset (other than an operating lease).
     “Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
     “London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).
     “London Office” means the office of the Administrative Agent identified on the signature pages hereof as its London office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.
     “Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Consolidated Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $100,000,000.
     “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “New York Office” means the office of the Administrative Agent identified on the signature pages hereof as its New York office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.
     “Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
     “Notice of Borrowing” has the meaning set forth in Section 2.02.
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.15.
     “Notice of Issuance” has the meaning set forth in Section 2.19(b).
     “Outstanding Amount” means, as to any Lender at any time, the sum of (i) the aggregate Dollar Amount of Loans made by it outstanding at such time plus (ii) the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.
     “Parent” means, with respect to any Lender, any Person controlling such Lender.
     “Participant” has the meaning set forth in Section 11.06(b).
     “Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.
     “Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Reimbursement Obligation” has the meaning set forth in Section 2.19(d).
     “Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time.
     “Spot Rate” means, for any Alternative Currency on any day, the average of the Administrative Agent’s spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 A.M. (London time) on such day.
     “Sterling” means the lawful currency of the United Kingdom.
     “Sterling Loan” means a Loan that is made in Sterling pursuant to the applicable Notice of Borrowing.
     “Stop Issuance Notice” has the meaning set forth in Section 2.19(g).
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or comparable ownership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof.
     “Termination Date” means, as to each Lender, December 5 , 2011 or, in the case of any Lender, such later date to which the Commitment of such Lender shall have been extended pursuant to Section 2.01(b) (or, if any of the foregoing days is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).
     “Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.
     “Type” refers to the determination whether a loan is a Base Rate Loan or a Euro-Dollar Loan.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
     “Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.
     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

     Section 1.03. Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type and currency and, in the case of Euro-Currency Loans, have the same initial Interest Period. Identification of a Borrowing by Type (e.g., a “Euro-Currency Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.
ARTICLE 2
The Credits
     Section 2.01. Commitments to Lend.
     (a) Committed Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (which may be denominated in Dollars or an Alternative Currency as the Borrower elects pursuant to Section 2.02) to the Borrowers pursuant to this Section 2.01(a) from time to time prior to its Termination Date in amounts such that (i) the Outstanding Amount of such Lender shall at no time exceed the amount of such Lender’s Commitment and (ii) the Total Outstanding Amount shall at no time exceed the aggregate amount of the Commitments. Within the foregoing limits, any Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Termination Date for any Lender under this Section 2.01.
     (b) Minimum Borrowings. Each Borrowing under this Section 2.01 shall be in an aggregate Dollar Amount of not less than $10,000,000 (except that any such Borrowing may be in the aggregate Dollar Amount of the available Commitments) and shall be made from the several Lenders ratably in proportion to their respective Commitments.
     (c) Extension of Commitments. (i) Each Lender’s Commitment may be extended, if at the time no Event of Default has occurred and is continuing, in the manner set forth in this subsection (c), on a single occasion on any anniversary of the date hereof (the “Extension Date”) for a period of one year after the date on which the Commitment of such Lender would have been terminated. If the Company wishes to request an extension of each Lender’s Commitment, it shall give notice to that effect to the Administrative Agent not less than 45 days and not more than 90 days prior to the Extension Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its discretion, within 30 days of such request to the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Company’s proposal to extend its Commitment, and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Company, the Administrative Agent and all of the Lenders which have responded affirmatively. The Administrative Agent shall provide to the Company, no later than 10 days prior to the Extension Date for any such request, a list of the Lenders which have responded affirmatively. The Extension Agreement shall be executed and delivered no later than five days prior to the Extension Date, and no extension of the Commitments pursuant to this subsection (c) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having at least 51% of the aggregate amount of the Commitments.
     (ii) If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment (A) this Agreement shall terminate on the Termination Date with respect to such Lender, (B) the Borrower shall pay to such Lender on the Termination Date any amounts due and payable to such Lender on such date and (C) the Borrower may, if it so elects, designate a Person not theretofore a Lender and acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased, provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments as in effect immediately prior to the relevant request. Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to subsection (c)(i), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.
     (iii) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this subsection (c).
     Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) (1) at its New York Office not later than 10:30 A.M. (New York City time) on (y) the date of each Base Rate Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing and (2) at its New York Office and its London Office not later than 10:30 A.M. (London time) on the third Euro-Currency Business Day before each Borrowing of Alternative Currency Loans, specifying:

     (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;
     (ii) the currency and aggregate amount (in such currency) of such Borrowing;
     (iii) in the case of a Borrowing of Dollar-Denominated Loans, whether such Loans are to be Base Rate Loans or Euro-Dollar Loans; and
     (iv) in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     Section 2.03. Notice to Lenders; Funding of Loans.
     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
     (b) On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing:
     (A) if such Borrowing is to be made in Dollars, not later than 2:00 P.M. (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York Office; or
     (B) if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at its London Office.
Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied or waived in accordance with Section 11.05, the Administrative Agent will make the funds so received from the Lenders available to the Borrower as directed by the Borrower.
     (c) Unless the Administrative Agent shall have received at its New York Office notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such

Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and, if such Lender shall not have paid such amount to the Administrative Agent within two Domestic Business Days of the Administrative Agent’s demand therefor, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate (if such Borrowing is in Dollars) or the applicable London Interbank Offered Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
     (d) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of any obligation to make a Loan on such date.
     Section 2.04. Notes.
     (a) Each Lender may, by notice to the Company and the Agent, request (i) that its Loans to any Borrower be evidenced by a single Note of such Borrower payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans to such Borrower or (ii) that its Loans of a particular Type or currency to any Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type or currency. Each reference in this Agreement to the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.
     (b) Each Lender shall record the date, amount, Type, currency and maturity of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrowers so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.
     Section 2.05. Maturity of Loans. Each Loan of each Lender shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of such Lender.
     Section 2.06. Interest Rates.
     (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for each such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for each such day.
     (b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the applicable London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
     The “London Interbank Offered Rate” applicable to any Euro-Currency Loan for any Interest Period means the rate appearing on the Screen at approximately 11:00 A.M. (London time) on the Rate Fixing Date as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to such Interest Period. If no rate appears on the Screen for the necessary currency and period, then the “London Interbank Offered Rate” with respect to such Euro-Currency Loan for such Interest Period shall be the rate at which deposits in that currency for value on the first day of such Interest Period with a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 A.M. (London time) on the Rate Fixing Date.
     The “Screen” means (i) with respect to Dollar-Denominated Loans, Telerate Page 3750 and (ii) with respect to Alternative Currency Loans, the Telerate page selected by the Administrative Agent that displays rates for inter-bank deposits in the appropriate Alternative Currency. The Administrative Agent may nominate an alternative source of screen rates if these pages are replaced by others which display rates for interbank deposits offered by leading banks in London.
     “Rate Fixing Date” means the second Euro-Currency Business Day before the first day of such Interest Period.
     (c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Currency Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Currency Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment are offered by the principal London office of the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage.
     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     Section 2.07. Fees. (a) The Company shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee in Dollars at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures. Such facility fee shall accrue from and including the Effective Date to but excluding the date on which the Credit Exposures are reduced to zero.
     (b) The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee in Dollars accruing daily on the aggregate Dollar Amount of all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Company and such Issuing Lender.

     (c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).
     Section 2.08. Optional Termination or Reduction of Commitments. The Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent at its New York Office, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof.
     Section 2.09. Mandatory Termination of Commitments. The Commitment of each Lender shall terminate on its Termination Date.
     Section 2.10. Optional Prepayments.
     (a) Subject in the case of Euro-Currency Loans to Section 2.12, the Borrower may upon notice to the Administrative Agent (i) at its New York Office not later than 10:30 A.M. (New York City time) on the Domestic Business Day preceding the date of prepayment of any Group of Base Rate Loans or the third Euro-Dollar Business Day before the date of prepayment of any Group of Euro-Dollar Loans, prepay any such Group or (ii) at its London Office not later than 11:00 A.M. (London time) on the third Euro-Currency Business Day before the date of prepayment, prepay any Group of Alternative Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but not including the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.
     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and once notice is so given to the Lenders, the Borrower’s notice of prepayment shall not thereafter be revocable by the Borrower.
     Section 2.11. General Provisions as to Payments.
     (a) The Borrowers shall make each payment of principal of, and interest on, the Dollar-Denominated Loans, of Letter of Credit Liabilities denominated in Dollars and of fees hereunder not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York

City, without set-off, counterclaim or other deduction, to the Administrative Agent at its New York Office. The Borrowers shall make each payment of principal of, and interest on, the Alternative Currency Loans and of Letter of Credit Liabilities denominated in an Alternative Currency in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, without set-off, counterclaim or other deduction, to the Administrative Agent at its London Office. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the respective accounts of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).
     Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.10(b), or 2.15, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by an existing or prospective Participant in the related Loan) in obtaining, liquidating or employing deposits or other funds from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate specifying in reasonable detail the calculation of, and the reasons for, the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
     Section 2.13. Computation of Interest and Fees. Interest on Euro-Currency Loans denominated in Sterling and interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.14. Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice, and (y) shall notify the Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.
     Section 2.15. Method of Electing Interest Rates.
     (a) The Dollar-Denominated Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of each such Group of Loans (subject to subsection 2.15(d) of this Section and the provisions of Article 8), as follows:
     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

     (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.
     Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at its New York Office not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.
     (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies;
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.15(a) above;
     (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
     Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

     (d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate Dollar Amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.
     (e) The initial Interest Period for each Borrowing of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent at its London Office not later than 11:00 A.M. (London time) on the third Euro-Currency Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).
     Section 2.16. Determining Dollar Amounts; Related Mandatory Prepayments.
     (a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of the first day of each Interest Period applicable thereto and, in the case of any such Interest Period of more than three months, at three-month intervals after the first day thereof, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Spot Rate (i) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Alternative Currency Loan and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.
     (b) The Administrative Agent shall determine the Dollar Amount of the Letter of Credit Liabilities related to each Letter of Credit as of the date of issuance thereof and at three-month intervals after the date of issuance thereof. Each such determination shall be based on the Spot Rate (i) on the date of the related Notice of Issuance, in the case of the initial determination in respect of any

Letter of Credit and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, in the case of any subsequent determination with respect to an outstanding Letter of Credit.
     (c) Each determination of a Dollar Amount pursuant to this Section shall be conclusive in the absence of manifest error. If after giving effect to any such determination of a Dollar Amount, the Total Outstanding Amount exceeds the aggregate amount of the Commitments, the Borrowers shall within five Euro-Currency Business Days prepay outstanding Loans (as selected by the Company and notified to the Lenders through the Administrative Agent not less than three Euro-Currency Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.
     Section 2.17. Additional Reserve Costs.
     (a) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit H hereto.
     (b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in an applicable Euro-Currency Reserve Percentage or Mandatory Costs Rate) in respect of any of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
     (c) Any additional interest owed pursuant to subsection (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive in the absence of manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

     Section 2.18. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Borrower or for any other reason, any payment under or in connection with this Agreement is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
     Section 2.19. Letters of Credit. (a) Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit hereunder denominated in Dollars or in an Alternative Currency from time to time upon the request of any Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed $200,000,000. Upon the date of issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.
     (b) The Borrower shall give the Issuing Lender notice at least five Euro-Currency Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension , renewal or amendment of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Lender and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested and (ii) no Stop Issuance Notice shall be in effect. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender.
     (c) The extension, renewal or amendment of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the LC Termination Date.
     (d) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit in the currency of such payment (a “Reimbursement Obligation”) without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Issuing Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day from the date of payment under the Letter of Credit until paid at a rate per annum equal to the sum of 2% plus (i) if such amount is denominated in Dollars, the Base Rate for such day and (ii) if such amount is denominated in an Alternative Currency, the sum of the Euro-Currency Margin plus the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day. In addition, each Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the

Issuing Lender’s demand for such payment (or, if such demand is made after 12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the (i) if such amount is denominated in Dollars, the Federal Funds Rate and (ii) if such amount is denominated in an Alternative Currency, the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.
     (e) The obligations of the Borrower and each Lender under subsection 2.19(d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;
     (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);
     (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

     (vi) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit;
     (vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 6 or otherwise; or
     (viii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.
     (f) The Borrower hereby indemnifies and holds harmless each Lender (including the Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Lender)), and none of the Lenders (including the Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection 2.19(e) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection 2.19(f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.
     (g) If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Company for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.
     Section 2.20. Increased Commitments, Additional Lenders. (a) From time to time the Company may, upon at least five days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $10,000,000 (the amount of any such increase, the “Increased Commitments”).
     (b) To effect such an increase, the Company may designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent and each Issuing Lender which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $10,000,000.
     (c) Any increase in the Commitments pursuant to this Section 2.20 shall be subject to satisfaction of the following conditions:
     (i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;
     (ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and
     (iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.20 shall not exceed $500,000,000.

     (d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.20 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate legal authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) such evidence of the satisfaction of the conditions set forth in subsection (c) above as the Administrative Agent may reasonably request.
     (e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.20, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase in proportion to their respective Commitments after giving effect to such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Currency Loans then outstanding, the Borrower shall prepay or repay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion.
ARTICLE 3
Conditions
     Section 3.01. Effectiveness. This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 11.05):
     (a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party);
     (b) receipt by the Administrative Agent of an opinion of [Jerome D. Okarma], general counsel for the Company, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

     (c) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;
     (d) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Company, the legal authority for and the validity of this Amended Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and
     (e) arrangements satisfactory to the Administrative Agent shall have been made for the payment of all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Agreements;
provided that this Amended Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than December 8, 2006. On the Effective Date, (i) the Existing Agreement shall be automatically amended and restated in its entirety to read as this Amended Agreement, (ii) each Person listed on the signature pages hereof which is not a party to the Existing Agreement shall become a Lender party to this Agreement, (iii) the Commitment of each Lender shall be the amount set forth opposite the name of such Lender in the Commitment Schedule and (iv) any Lender party to the Existing Agreement but not listed in the Commitment Schedule (a “Departing Lender”) shall cease to be a Lender party to this Agreement and all accrued fees and other amounts payable under the Existing Agreement for the account of such Departing Lender shall be due and payable on the Effective Date; provided that the provisions of Sections 8.03, 8.04 and 11.03 of the Existing Agreement shall continue to inure to the benefit of such Departing Lender. If any Letters of Credit are outstanding on the Effective Date, the participations therein of the Departing Lenders shall terminate and the participations of the Lenders therein shall be redetermined on the basis of their Commitments under this Amended Agreement as if issued on the Effective Date. The Administrative Agent shall promptly notify the Company, each Lender and each other party to the Existing Agreements of the Effective Date, and such notice shall be conclusive and binding on all parties.
     Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of the Issuing Lender to issue (or amend, renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions:

     (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.19(b), as the case may be;
     (b) the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of all Letter of Credit Liabilities will not exceed $200,000,000;
     (c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and
     (d) the fact that the representations and warranties of the Company and, if other than the Company, the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c), 4.05 and 4.07, in each case as to any matter which has theretofore been disclosed in writing by the Company to the Lenders) shall be true on and as of the date of such Borrowing or issuance.
Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower (and by the Company if it is not the Borrower) on the date of such Borrowing as to the facts specified in clauses 3.02(b), 3.02(c) and 3.02(d).
     Section 3.03. First Borrowing by Each Eligible Subsidiary.
     (a) The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the receipt by the Administrative Agent of the following documents:
     (i) an opinion of counsel for such Eligible Subsidiary acceptable to the Administrative Agent, which may be in-house counsel unless the Administrative Agent otherwise reasonably determines, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and
     (ii) all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the legal authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent.
     (b) Following the giving of any Election to Participate, if the designation of such Eligible Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer’ or other similar checks under all applicable laws and regulations.
ARTICLE 4
Representations and Warranties of the Company
     The Company represents and warrants that:
     Section 4.01. Legal Existence and Power. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     Section 4.02. Legal and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes are within the Company’s legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company, and its Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company.

     Section 4.04. Financial Information.
     (a) The consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of September 30, 2005 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company’s 2005 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
     (b) The unaudited consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the nine months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended June 30, 2006 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.04, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).
     (c) Since September 30, 2005 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.
     Section 4.05. Litigation. Except as set forth in the Company’s reports on Form 8-K, Form 10-K and Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, copies of which have been provided to the Lenders, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.
     Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of

ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     Section 4.07. Environmental Matters. In the course of its business, the Company reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it attempts to identify and evaluate associated liabilities and costs (“Environmental Liabilities”) (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). Except as set forth in Schedule I hereto, on the basis of this review, the Company has reasonably concluded that its Environmental Liabilities are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.
     Section 4.08. Taxes. United States Federal income tax returns of the Company and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended September 30, 2001. The Company and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Consolidated Subsidiary. The charges, accruals and reserves on the books of the Company and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.
     Section 4.09. Subsidiaries. Each of the Company’s Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all legal powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except those instances where failure to hold such powers, licenses, authorizations, consents or approvals would not be expected to have a material adverse effect on the Company.
     Section 4.10. Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.11. Full Disclosure. All information heretofore furnished in writing by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Company to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to the Lenders in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Agreement.
ARTICLE 5
Covenants
     The Company agrees that, so long as any Lender has any Commitment hereunder or any principal, interest or fees payable hereunder remain unpaid:
     Section 5.01. Information. The Company will deliver to each of the Lenders:
     (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Company, a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all set forth in accordance with generally accepted accounting principles and reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
     (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;
     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.07 to 5.08, inclusive, on the date of such financial statements;
     (d) as soon as practicable under the circumstances, after any officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
     (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;
     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and
     (h) from time to time such additional information regarding the financial position or business of the Company and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
     Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website on the Internet at the website address www.jci.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to subsection 5.01(c) and (ii) the Company shall deliver paper copies of the information referred to in subsections (a), (b), (e) or (f) to any Lender which requests such delivery.
     Section 5.02. Payment of Obligations. Each Borrower will pay and discharge, and will cause each of its Consolidated Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Consolidated Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
     Section 5.03. Maintenance of Property; Insurance.
     (a) Each Borrower will, to the best of its ability, keep, and will cause each of its Consolidated Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
     (b) Each Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain (either in the name of such Borrower or in such Consolidated Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, and with such reasonable amounts of self-insurance, and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
     Section 5.04. Conduct of Business and Maintenance of Existence. Each Borrower will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect their respective legal existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Consolidated Subsidiary into the Company or the merger or consolidation of a Consolidated Subsidiary with or into another Person if the entity surviving such consolidation or merger is a Consolidated Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the legal existence of any Consolidated Subsidiary if the Company in good faith determines that such termination (x) is in the best interest of the Company and (y) is not materially disadvantageous to the Lenders.
     Section 5.05. Compliance with Laws. Each Borrower will comply, and cause each of its Consolidated Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
     Section 5.06. Inspection of Property, Books and Records. Each Borrower will keep, and will cause each of its Consolidated Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Consolidated Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in the presence of such officers, all at such reasonable times and as often as may reasonably be desired.
     Section 5.07. Minimum Consolidated Stockholder’s Equity. Consolidated Stockholders’ Equity will at no time be less than $1,310,000,000.
     Section 5.08. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a) Liens existing on the date of this Amended Agreement securing Debt outstanding on the date of this Amended Agreement in an aggregate principal amount not exceeding $100,000,000;
     (b) any Lien existing on any asset of any entity at the time such entity becomes a Consolidated Subsidiary and not created in contemplation of such event;
     (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing an amount not to exceed all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
     (d) any Lien on any asset of any entity existing at the time such entity is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;
     (e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;
     (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, provided that such Debt is not increased and is not secured by any additional assets;
     (g) Liens arising in the ordinary course of its business which (i) do not secure Debt or any obligations of the type referred to in the proviso to the definition of Debt, (ii) do not secure any obligation in an amount exceeding $75,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and
     (h) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Stockholders’ Equity.
     Section 5.09. Consolidation, Mergers and Sales of Assets. Neither the Company nor any Consolidated Subsidiary will (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Company and its Consolidated Subsidiaries, taken as a whole, to any other Person; provided that (A) the Company and any Consolidated Subsidiary may merge with another Person (other than a merger of a Consolidated Subsidiary with the Company) if the Company or such Consolidated Subsidiary is the entity surviving such merger and if, immediately after giving effect to such merger, no Default shall have occurred and be continuing, (B) the Company and any Consolidated Subsidiary may merge with each other if immediately after giving effect to such merger, no Default shall have occurred and be continuing; provided that, if the Company is not the Person surviving such merger, such Person (1) is a entity organized under the laws of any State of the United States of America and (2) shall have assumed all obligations of the Company under this Agreement and any Note pursuant to an instrument satisfactory in form and substance to the Administrative Agent, (C) any Consolidated Subsidiary may merge with or into any other Consolidated Subsidiary, so long as a Consolidated Subsidiary is the Person surviving such merger and (D) the Company may consummate a Holding Company Reorganization so long as after giving effect thereto, (w) no Default shall have occurred and be continuing, (x) the Holding Company shall have assumed, pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, the obligations of the Company under this Agreement and its Notes, (y) the Administrative Agent shall have received an opinion of counsel with respect to the Holding Company substantially to the effect of Exhibit B hereto and such other evidence of compliance herewith as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (z) the senior unsecured long-term debt ratings assigned by S&P, Moody’s and Fitch, respectively, to the Holding Company are no lower than those assigned to the Company immediately prior to the Holding Company Reorganization.
     Section 5.10. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers for general business purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.
ARTICLE 6
Defaults
     Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
     (a) any principal of any Loan or any Reimbursement Obligation shall not be paid when due, or any interest, any fees or any other amount payable hereunder, shall not be paid within five days of the due date therefor;
     (b) the Company shall fail to observe or perform any covenant contained in Sections 5.07 to 5.10, inclusive;
     (c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or

(b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;
     (d) the guaranty provided by the Company under Section 10.01 of this Agreement shall cease to be in full force and effect;
     (e) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
     (f) the Company or any Consolidated Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;
     (g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;
     (h) the Company or any Consolidated Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any legal action to authorize any of the foregoing;
     (i) an involuntary case or other proceeding shall be commenced against the Company or any Consolidated Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Consolidated Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the

ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $75,000,000;
     (k) a judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Company or any Consolidated Subsidiary and such judgment or order shall continue unsatisfied and unstayed for the shorter of (x) a period of 30 days and (y) the period during which a request or proceeding for stay of enforcement of such judgment or order is permitted under the rules of the relevant jurisdiction; or
     (l) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Company; or, (ii) during any period of 18 consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; provided that if a Holding Company Reorganization is consummated in compliance with Section 5.09, (x) neither the Holding Company Reorganization nor any of the transactions giving rise to the Holding Company Reorganization shall give rise to a Default pursuant to clause (i), and (y) clause (ii) shall apply as if the Company prior thereto and the Company subsequent thereto were the same Person;
then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(h) or 6.01(i) above with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
     Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
     Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions in Section 6.01, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders or any Issuing Lender having an outstanding Letter of Credit, Cash Collateralize all Letters of Credit outstanding at such time (or, in the cast of a request by an Issuing Bank, all such Letters of Credit issued by it), provided that, upon the occurrence of any Event of Default specified in clause (h) or (i) above with respect to any Borrower, the Borrowers shall Cash Collateralize all outstanding Letters of Credit forthwith without any notice or demand or any other act by the Administrative Agent, any Issuing Lender or any Lender.
ARTICLE 7
The Administrative Agent
     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
     Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Consolidated Subsidiary or affiliate of any Borrower as if it were not the Administrative Agent.
     Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
     Section 7.04. Consultation with Experts. The Administrative Agent shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it.
     Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3 except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, the Letters of Credit or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
     Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and each Issuing Lender, their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder or thereunder.
     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
     Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
     Section 7.09. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.
     Section 7.10. Co-Syndication Agents. Nothing in this Agreement shall impose any duty or liability whatsoever on any of the Co-Syndication Agents in such capacity.
ARTICLE 8
Change in Circumstances
     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Loan:
     (a) the Administrative Agent determines that adequate and fair means do not exist for determining the applicable London Interbank Offered Rate for such Interest Period, or
     (b) Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon, until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Currency Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (ii) each outstanding Euro-Currency Loan in the relevant currency shall be prepaid (or, in the case of a Euro-Dollar Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.
     Section 8.02. Illegality. If, on or after the date of this Amended Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Currency Loans to any Borrower in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Currency Loans to such Borrower in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each affected Euro-Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount determined on the basis of the Spot Rate on the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day.
     Section 8.03. Increased Cost and Reduced Return.
     (a) If on or after the date of this Amended Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its

Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Currency Loans, its Note(s) or its obligation to make Euro-Currency Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender shall have determined that, after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.
     (c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     Section 8.04. Taxes.
     (a) Any and all payments by any Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on or measured by its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as its “Taxes”, and all such excluded taxes being hereinafter referred to as its “Domestic Taxes”). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
     (c) The Company agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. In addition, the Company agrees to indemnify the Administrative Agent and each Lender for all Domestic Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for (i) Taxes or Other Taxes imposed by any jurisdiction other than the United States or (ii) Domestic Taxes of the Administrative Agent or such Lender, as the case may be. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor.
     (d) At the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Company with Internal Revenue Service form W-8BEN or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 8.04(d), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding tax while it is a party to this Agreement, United States withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 8.04(a).

     (e) For any period with respect to which a Lender has failed to provide the Company with the appropriate form in accordance with Section 8.04(d) (unless such failure is excused by the terms of Section 8.04(d)), such Lender shall not be entitled to indemnification under Section 8.04(a) or 8.04(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (f) If the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender in the good faith exercise of its discretion, is not otherwise disadvantageous to such Lender.
     Section 8.05. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Currency Loans to any Borrower in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans in any currency and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Currency Loans in such currency to such Borrower shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Lenders. If such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.

ARTICLE 9
Representations and Warranties of Eligible Subsidiaries
     Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:
     Section 9.01. Legal Existence and Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is and will continue to be a Wholly-Owned Consolidated Subsidiary of the Company.
     Section 9.02. Legal and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     Section 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary.
     Section 9.04. Taxes. Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.
ARTICLE 10
Guaranty
     Section 10.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement. Upon failure by any Eligible

Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.
     Section 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement or any Note;
     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;
     (d) any change in the legal existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;
     (e) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (f) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or
     (g) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.
     Section 10.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.
     Section 10.05. Subrogation. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against an Eligible Subsidiary with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by or for the account of an Eligible Subsidiary in respect thereof.
     Section 10.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
ARTICLE 11
Miscellaneous
     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company at its address or facsimile number set forth below, (b) in the case of the Administrative Agent, at its address or facsimile number set forth below, (c) in the case of an Eligible Subsidiary, at its address or facsimile number set forth in its Election to Participate), (d) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (e) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.01 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent or an Issuing Lender under Article 2 or Article 8 shall not be effective until received.
Company’s Address:
Johnson Controls, Inc.
Attention: Treasurer
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53209
Fax: [(414) 524-2443]
Administrative Agent’s Address:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Sharon P. Craft
Fax: 713-750-2938
Email: sharon.p.craft@jpmchase.com
     Section 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 11.03. Expenses; Indemnification.
     (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Company agrees to indemnify the Administrative Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct or violation by such Indemnitee of any statute or regulation (provided that such violation was not the result of any breach of statute or regulation or of any provision of this Agreement by the Company or any of its Consolidated Subsidiaries), all as determined by a court of competent jurisdiction.
     Section 11.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04 shall impair the right of any Lender or its affiliates to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans and Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.
     Section 11.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lender are affected thereby, by it); provided that no such amendment or waiver shall:

     (a) unless signed by each affected Lender, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment, (iv) release the Company from any obligation under Article 10, (v) permit the subordination of any payment or right of payment due to the Lenders under the Loan Documents or (vi) modify the right of a Lender to receive a pro rata share of payments as provided herein;
     (b) unless signed by all the Lenders, change the definition of “Required Lenders” or the provisions of this Section 11.05; or
     (c) unless signed by an Eligible Subsidiary, (w) subject such Eligible Subsidiary to any additional obligation, (x) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary, (y) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary or (z) change this proviso.
It is understood that the operation of Sections 2.01(c) and 2.20 in accordance with their terms is not an amendment subject to this Section 11.05.
     Section 11.06. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.
     (b) Any Lender may at any time grant to one or more Persons (each a “Participant”) participating interests in its Commitment and/or any or all of its Loans and Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to any Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Issuing Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations hereunder. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision hereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (a) of Section 11.05 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.14 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection 11.06(c), 11.06(d) or 11.06(f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection 11.06(b).
     (c) Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Company, the Administrative Agent and each Issuing Lender, such consents not to be unreasonably withheld or delayed; provided that if an Assignee is a Lender Affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of the Company shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500.
     (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.
     (e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     (f) Notwithstanding anything to the contrary contained in this Section 11.06, but subject to the terms and conditions set forth in this subsection (f), any Lender may from time to time, elect to designate a Conduit to provide all or any part of any Loan required to be made by such Lender pursuant to this Agreement or to acquire a participation interest in any Loans extended by such Lender hereunder (a “Conduit Designation”), provided the designation of a Conduit by any Lender for purposes of this Section 11.06(f) shall be subject to the approval of the Company, which shall not be unreasonably withheld. No additional Note shall be required with regard to a Conduit Designation; provided, however, to the extent any Conduit shall advance funds under a Conduit Designation, the designating Lender shall be deemed to hold the Note in its possession as an Administrative Agent for such Conduit to the extent of the Loan funded by such Conduit. Notwithstanding any such Conduit Designation, (x) the designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement and (y) the Borrowers and the Administrative Agent may continue to deal solely and directly with the designating Lender as Administrative Agent for such designating Lender’s Conduit, in connection with all of such Conduit’s rights and obligations under this Agreement, unless and until the Company and the Administrative Agent are notified that the designating Lender has been replaced as Administrative Agent for its Conduit; any payments for the benefit of any designating Lender and its Conduit shall be paid to such designating Lender for itself as Administrative Agent for its Conduit, as applicable; provided neither the Administrative Agent nor any Borrower shall be responsible for any designating Lender’s application of any such payments. In addition, any Conduit may (i) with notice to, but without the consent of the Company and the Administrative Agent, and without paying any processing fee therefor, assign all or portions of its interest in any Loans to the Lender that designated such Conduit or to any financial institutions consented to by the Company and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Conduit to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Conduit.
     (g) Each party to this Agreement hereby agrees that, at any time a Conduit Designation is in effect, it shall not institute against, or join any other person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by such Conduit is paid. This Section 11.06(g) shall survive the termination of this Agreement.

     Section 11.07. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 11.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower and each Lender hereby submits, to the fullest extent permitted by applicable law, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower and each Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 11.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 11.10. Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 11.11. Confidentiality.
     (a) The Lenders agree not to disclose, directly or indirectly, any information obtained from the Company or any of its Subsidiaries in connection with this Agreement and will keep such information confidential; provided that (i) each Lender may use, retain and disclose any such information to its affiliates, directors, officers, agents, employees, insurance brokers, counsel, public accountants, any Participants, potential Assignees and Participants and any governmental agency or instrumentality or other supervisory body requesting such disclosure, provided that any Participants or potential Assignees or Participants shall have agreed to keep such information confidential in accordance with this Section 11.11, (ii) each Lender may use, retain and disclose any such information which has been publicly disclosed (other than by such Lender or any Lender Affiliate thereof in breach of this Section 11.11), and (iii) to the extent that such Lender may have received a subpoena or other legal demand for such information, such Lender may disclose such information; provided that such Lender shall notify the Company of such demand (to the extent permitted by law and as promptly as practicable) and shall cooperate with the Company, at the Company’s expense, to take actions necessary to obtain a protective order limiting the scope of the demand and the use and disclosure of such information.
     (b) The parties hereby agree that, from the commencement of discussions with respect to the transactions contemplated by this Agreement (the “Transactions”), each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     Section 11.12 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender, to identify each Borrower in accordance with the Act.